Exhibit 99.3

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS Q1-2015 FINANCIAL RESULTS

AND PROVIDE A BUSINESS UPDATE

Thursday, May 7, 2015

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s first quarter 2015 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, SANUWAVE’s Chief Financial Officer, please go ahead.

Barry Jenkins

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

Yesterday afternoon, SANUWAVE announced an update of the dermaPACE clinical study as well as our first quarter 2015 financial results and filed our Quarterly Report on Form 10-Q with the SEC. If you have not received the news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, May 7, 2015. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thanks Barry. Good morning everyone and thank you for joining us.

We continue to be very excited about many opportunities for SANUWAVE.  We continue to move forward with our clinical trial using dermaPACE for treating diabetic foot ulcers, made several overseas visits regarding distribution opportunities for the dermaPACE, got positive feedback from some of the initiatives using our patented PACE technology in other medical and non-medical areas in collaboration with some leading research universities, as well as fortified our intellectual property portfolio with the issuance of a key U.S. patent. We continue to pursue non-dilutive financing opportunities through license and distribution arrangements for our patented CE Marked technology.

You will hear from Barry about the financials and some international revenue initiatives. Pete will review where we are on our dermaPACE clinical study and why we remain encouraged and confident that our device will have success in treating diabetic foot ulcer patients going forward including some clinical work that was done by our distribution partner in Australia. Iulian will then discuss several of the medical and non-medical initiatives and the expansion of our patent portfolio. Finally, you are all well aware we are focused on balancing our time and funds on initiatives that can create significant shareholder value in the near term and longer term.

With that let me turn it over to Barry to review our Q1-2015 results.

Barry Jenkins

Thank you, Kevin.

Revenues for the first quarter of 2015 were $210,000, an increase of $65,000, or 45%, from the prior year. Our revenues result primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenues for 2015 is due to higher sales of orthoPACE devices in Europe, primarily Italy, as compared to the prior year.

Research and development expenses for the first quarter of 2015 were $635,000, a decrease of $130,000, or 17%, from the prior year. The decrease in 2015 is a result of lower costs for clinical sites participating in the dermaPACE clinical study as there were fewer active patients in the clinical study as compared to the prior year.

General and administrative expenses for the first quarter of 2015 were $566,000, a decrease of $734,000, or 56%, from the prior year. The decrease for 2015 was primarily due to higher consulting expenses in 2014 related to the capital raises completed in March of last year.

Net loss for the first quarter of 2015 was $1.2 million, or ($0.02) per share, compared with a net loss of $2.6 million, or ($0.06) per share in 2014, a decrease in the net loss of $1.4 million, or 55%. The reduction in the net loss for 2015 was primarily a result of the reduced operating expenses in 2015 which I just discussed.

Looking at cash flows, as of March 31, 2015, we had cash on hand of $2.5 million, compared with $3.6 million at December 31, 2014. Net cash used by operating activities was $1.1 million for the first quarter of 2015, compared with $2.1 million for 2014. The decrease for 2015 in cash used for operations was primarily due to lower operating expenses in 2015 and the reduction of accounts payable and accrued expenses in 2014.

We continue to project that our cash burn-rate from operations will be approximately $400,000 to $500,000 per month in 2015 during the patient follow-up phase of the dermaPACE clinical trial.

Now, let me turn the call back to Kevin Richardson for a business review.

Kevin Richardson

Thank you, Barry. I will have each of the senior members of the management team discuss their respective areas so now we’ll have Pete Stegagno, our Vice President of Operations and Regulatory Affairs, walk you through the status of the dermaPACE clinical trial.

Pete Stegagno

Thank you, Kevin.

As we just announced, the Data Monitoring Committee (DMC) has just performed the second analysis of the primary efficacy endpoint of the rate of 100% complete wound closure at the 12-week endpoint for the dermaPACE treated patients as compared to the sham-control patients and the safety data. The DMC has completed its review and noted there were no safety issues. The DMC reported the Monitoring Success Criterion for primary efficacy endpoint of 100% complete wound closure at 12 weeks has not been met and, assuming similar trends for any additional patents enrolled, will likely not be met at the next predefined analysis point of 170 patients. The Monitoring Success Criterion is a predictive probability of dermaPACE achieving statistical significance in the rate of 100% complete wound closure at 12 weeks as compared to the rate for sham-control. The DMC also reviewed device safety data. As was seen in the first trial and also in the first analysis for this current trial, the DMC noted there were no safety issues. This continues a strong and positive signal that will bolster a benefit and risk analysis.

As per its charter, the DMC’s review was limited to only the 12-week endpoint data. The DMC has requested to us the ability to review complete closure rates at later points in the study, as patients were followed for up to 24 weeks and the DMC noted we had positive results in the first study of 206 patients completed in 2011 at the 20-week endpoint.

We have retained Musculoskeletal Clinical Regulatory Advisers, LLC (MCRA) in January 2015 to lead the Company’s interactions and correspondence with the FDA for the dermaPACE, which have already commenced. MCRA has successfully worked with the FDA on numerous PMAs for various musculoskeletal, restorative and general surgical devices since 2006.

We are actively working with the FDA regarding the data requests from the DMC. The interaction with the FDA will determine if we discontinue enrollment and move to lock the database and unblind the data with the intention of filing a PMA with the FDA in late 2015, or continue the dermaPACE clinical study. We expect to have feedback from the FDA by the end of this quarter and will provide an update to shareholders at that time.

At the same time, we have received promising news from our Australian partners. Clinicians from the Austin Health Diabetes Foot Ulcer Clinic in Heidelberg Victoria Australia presented a poster at the recent Diabetic Foot Conference in Sydney. The clinicians reported on two cases of chronic diabetic foot ulcers (DFU) that were treated with dermaPACE in combination with off-loading and standard of care. In the first case, a patient presented with a 9 month old plantar wound that was not responding to any treatment in large part due to a foot deformity. After 5 dermaPACE treatments, there was noticeable granulation and considerably improved vascularization in the wound bed. This improvement allowed the patient to undergo minimal incision surgery with a foot and ankle surgeon who previously rejected this intervention due to poor vascularization. In the second case, a patient presented with a chronic DFU that was 4 years old and was not responding to any previous treatment. The DFU caused a foot deformity. Lack of blood supply to the wound area prevented interventional surgery. After 6 dermaPACE treatments, the wound area reduced in size considerably and, as a result of this improvement, the patient is now awaiting surgery to correct the foot deformity.

These, and other cases, are proof that dermaPACE can be an effective, low cost modality in the management of chronic wounds. We are supporting our Australian distributor in their efforts to develop a viable business model to further the use of dermaPACE in that country and use this experience as a springboard for other countries.

Kevin.

Kevin Richardson

Thank you, Pete. We look forward to the feedback from the FDA in the next sixty days and updating shareholders at that time.

Next, we want to update you on recent developments on medical and non-medical uses of our patented technology. Let me turn it over to Iulian Cioanta, our head of research and development.

Iulian Cioanta

Iulian - Thank you Kevin and good morning everyone.

Our work at University of Georgia on blood sterilization has continued with successful results. In the time that passed from our last teleconference we analyzed how the shock wave red blood cells killing is influenced by the blood container volume, by the presence of air inside the container, by the pressure from inside the blood container and by the shock wave dosage (that includes number of shock waves and energy setting). Results showed that the larger the volume of the container when compared with the focal volume of the shock wave applicator and increased pressure inside the container will reduce the killing of the red blood cells. On the contrary the killing of the red blood is enhanced by the presence of air inside the blood container and increased dosage (larger number of shocks and high energy settings). We are ready to start in the coming weeks the microbiology phase with E-coli and Staph aureus, which are bacteria responsible for many infections and are tough to kill. From the business point of view, we are making progress on identifying partners that can collaborate with us in bringing to commercialization the use of shock waves for blood sterilization.

The tests from the Center for Biofilm Engineering from Montana State University on bacterial biofilms showed very promising results. The use of shock waves on Staph aureus and on Pseudomonas biofilms showed a log reduction in between 3 and 4, which translates in 99.9% to 99.99% reduction of the biofilm. These results create opportunities for SANUWAVE in both medical and non-medical potential applications. We plan to present some of these results during the conference on biofilms held at Montana State University on July 14th to July 16th, when we expect to meet and network with other companies that perform similar research or are interested in finding solution for their specific biofilm problems. SANUWAVE also became a member of the Center for Biofilm Engineering and participated in the Anti-Biofilm Technologies: Pathways to Product Development conference held in February 2015.

We continue to expand our patent portfolio regarding technology. We recently received U.S. Pat. No. 8,961,441 related to medical treatment systems that include electronic devices and auxiliary treatment interfaces with enhanced controls for identification and authentication of proper treatment components, and for providing specific treatment parameters based on the medical condition. In view of its broad applicability, we believe that this patent can be also applied to other modern medical systems, which opens the avenue of possible licensing of this patent to other companies. With that in mind, we have begun to explore monetization options for this and other patents in our portfolio.

Kevin.

Kevin Richardson

Thank you, Iulian

Barry will summarize the progress we’ve made internationally. Let me turn it over to Barry.

Barry Jenkins

Our international sales growth has continued with revenue up 45% this quarter from last year. This was due to increased sales of our orthoPACE devices in Italy, which has always been a key market in the use of our technology for treating tendonopothies such as for knee and shoulder pain.

We continue pursuing possible opportunities in other areas including the Arab Gulf Coast states. We have recently made a trip to the middle east and met with both potential investors for the region as well as physicians with the Dasman Diabetes Institute. Diabetes is a significant problem in the GCC region where it affects between 25% and 35% of the adult population. We are working with the physicians at the Dasman Diabetes Institute to structure clinical procedures to begin to use the dermaPACE on their patients and then utilize those physicians as the key opinion leaders to introduce the dermaPACE to the GCC region.

We also have had two meetings with a potential distribution partner in a large South America country where the next step would be to file for approval of the dermaPACE in that country which takes 6 to 12 months.

In South Korea, in conjunction with our exclusive distributor, we have been working with the regulatory authority for device approval for our dermaPACE device. Our distributor already has approval for our orthopedic device, the orthoPACE. Our distributor has completed the submission process for possible approval in Q2 or Q3 of this year.

We will continue to provide updates as these efforts continue to progress.

Kevin.

Kevin Richardson

Thank you, Barry.

I will stop here and we are happy to answer any questions that you may have.

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

As I have said before, we are fortunate to have a very loyal and supporting shareholder base. We are committed to doing the things necessary to build a world class medical device company with disruptive and in some cases revolutionary technologies.